SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 6, 2007

Rockies Region 2006 Limited Partnership

(Exact Name of Registrant as Specified in Charter)

West Virginia	0-52787	20-5149573
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

120 Genesis Boulevard, Bridgeport, WV26330

(Address of Principal Executive Offices      Zip Code)

Registrant's telephone number, including area code:  304-842-3597 no change

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 6, 2007, the Management of Petroleum Development Corporation ("PDC"), the Managing General Partner of the Registrant, concluded that certain of the Registrant's previously issued financial statements would be restated.  Management of PDC has discussed the matters disclosed in this filing with Schneider Downs & Co., Inc., the Registrant's independent auditor.  In this regard, the restatement of the Registrant's financial statements are for the quarter ended March 31, 2007 and the period from September 7, 2006 (date of inception) to December 31, 2006.  Consequently, the previously filed financial reports for these periods should no longer be relied upon.

In November 2007, errors were identified with respect to the Partnership's accounting for capitalized costs for oil and gas properties.  The Managing General Partner bills the Partnership on a costs plus basis for drilling costs incurred.  The Partnership agreement states that the Managing General Partner is entitled to reimbursement of drilling costs plus 12.6% of total well costs.  In calculating the capitalized costs for oil and gas properties, the Partnership erroneously applied a cost plus rate of 14% to the total well costs.  Additionally, the Partnership did not apply the Managing General Partner's overhead rate to all wells which were capitalized in 2006 and the first quarter of 2007.  The impact of these errors resulted in an understatement of capitalized oil and gas properties for the period from September 7, 2006 (date of inception) to December 31, 2006 and for the quarter ended March 31, 2007.  As a result of applying the correct cost plus rate to capitalized oil and gas properties, increasing the total capitalized costs for oil and gas properties, the Partnership recorded additional depreciation and dry holes costs, as well as an impairment on oil and gas properties in the Nesson field in North Dakota for the period ended December 31, 2006 which was not impaired prior to these adjustments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rockies Region 2006 Limited Partnership

(Registrant)

By:  Petroleum Development Corporation
        Managing General Partner

By:  /s/ Richard W. McCullough
          Chief Financial Officer of
          the Managing General Partner

Date:  November 6, 2007